Exhibit 99.1

ABM REPORTS FIRST QUARTER FISCAL 2025 RESULTS

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Revenue up 2.2% to $2.1 billion, including organic growth of 1.6%
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Net income of $43.6 million and earnings per diluted share of $0.69, versus $44.7 million and $0.70 in the prior year, respectively
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Adjusted net income of $55.3 million and adjusted earnings per diluted share of $0.87, as compared to $54.8 million, or $0.86 in the prior year, respectively
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Adjusted EBITDA of $120.6 million versus $116.7 million in the prior year
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Increases lower end of fiscal 2025 adjusted EPS outlook by $0.05, now projecting full year adjusted EPS between $3.65 to $3.80 (1)

NEW YORK, NY - March 12, 2025 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced financial results for the first quarter of fiscal 2025.

“ABM’s first quarter performance reflects a continuation of the key trends we saw in 2024, including strong momentum in Technical Solutions and Aviation, as well as stable conditions in the Education sector. We also delivered solid results in Business & Industry (“B&I”) and Manufacturing & Distribution (“M&D”), despite some moderating headwinds. We are pleased with our first quarter performance and our outlook for the full year remains positive,” said Scott Salmirs, President & Chief Executive Officer.

“We also successfully launched our cloud-based enterprise resource planning (“ERP”) system in the first quarter for B&I and M&D. While we encountered temporary delays in cash flow, we anticipate improvement next quarter and full normalization in the second half. Once fully implemented, we expect this system will drive significant cost efficiencies, enhance our ability to capture synergies from M&A, and provide real-time analytics and reporting to unlock commercial opportunities.”

Looking ahead, Mr. Salmirs added, “We are confident that the commercial real estate markets we serve, particularly high-quality office buildings, will return to growth in 2025. This optimism is supported by a 24% sequential increase in U.S. commercial office leasing activity during the fourth quarter of the calendar year. Additionally, we expect our other end markets to remain broadly healthy. Coupled with our strong sales pipeline and market-leading technology, these factors strengthen our confidence in achieving our 2025 objectives. As a result, we are raising the lower end of our full year adjusted earnings per share outlook.”

First Quarter Fiscal 2025 Results

The Company reported revenue of $2.1 billion, reflecting a 2.2% increase over the prior year period, driven by 1.6% organic growth and an additional contribution from acquisitions. Technical Solutions (“ATS”) and Aviation led the growth, with revenue increases of 22% and 8%, respectively, while Education grew 2%. ATS’ strong performance was fueled primarily by a significant year-over-year expansion in the microgrid service line, while Aviation benefited from healthy market demand and recent contract wins. As expected, B&I and M&D declined slightly.

(1) When the company provides expectations for adjusted EPS and adjusted EBITDA margin on a forward-looking basis, a reconciliation of the differences between these non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Outlook” and “Use of Non-GAAP Financial Information” below for additional information.

Net income for the period was $43.6 million, or $0.69 per diluted share, compared to $44.7 million, or $0.70 per diluted share, in the previous year. These results primarily reflect the benefits of higher segment earnings and the absence of prior year self-insurance adjustments, which were more than offset by higher corporate investments as planned, and a legal settlement. Additionally, diluted EPS benefited from a lower share count.

Adjusted net income was $55.3 million, or $0.87 per diluted share, compared to $54.8 million, or $0.86 per diluted share, in the prior year period. These increases were driven by higher segment earnings, particularly in ATS, partially offset by higher corporate investments, income taxes, and interest expense. Adjusted EPS also saw a positive impact from a lower share count.

Adjusted EBITDA for the period was $120.6 million and adjusted EBITDA margin was 5.9% versus $116.7 million and 5.9%, respectively, in the prior year. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Net cash used in operating activities was $106.2 million, and free cash flow was negative $122.9 million, compared to net cash used in operating activities of $0.1 million and free cash flow of negative $13.7 million in the prior year. These results primarily reflect a temporary increase in working capital due to the transition to the Company’s new ERP system. This transition involved extended quality control reviews for invoicing and enhanced hyper-care processes for B&I and M&D to ensure client satisfaction. A reconciliation of net cash provided by operating activities to free cash flow can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Liquidity, Capital Structure & Share Repurchases

At the end of the first quarter, the Company’s total indebtedness stood at $1,590.2 million, including $29.7 million in standby letters of credit, resulting in a total leverage ratio of 2.9X, as defined by the Company's credit facility. The Company had available liquidity of $296.9 million, including $59.0 million in cash and cash equivalents.

Following the quarter’s end, the Company successfully amended and extended its senior secured credit agreement. The revised credit facility now totals $2.2 billion, consisting of a $1.6 billion revolving credit facility and a $600 million amortizing term loan, maturing on February 26, 2030. This replaced a $1.3 billion revolving credit facility and a $650 million amortizing term loan, which had an outstanding balance of $528 million at the time of the extension.

During the first quarter, the Company repurchased 0.4 million shares of common stock at an average price of $51.23 per share, totaling $21.3 million. At quarter-end, $133 million remained available under the Company’s share repurchase program.

Quarterly Cash Dividend

After the quarter’s close, the Company’s Board of Directors declared a cash dividend of $0.265 per common share, payable on May 5, 2025, to shareholders of record on April 3, 2025. This marks the Company’s 236th consecutive quarterly cash dividend.

Outlook

The Company is raising the lower end of its fiscal year 2025 adjusted EPS outlook by $0.05 while reaffirming its full year adjusted EBITDA margin forecast. Adjusted EPS is now projected to range between $3.65 and $3.80. The projected full year adjusted EBITDA margin remains unchanged at 6.3% to 6.5%. Additionally, the Company now expects full year interest expense to be between $80 million and $84 million, an increase of $4 million from the previous forecast.

The Company cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for adjusted EPS in 2025 without unreasonable effort, as we believe a GAAP range would be too large and variable to be meaningful due to the uncertainty of the amount and timing of any gains or losses related to, but not limited to, items such as adjustments to contingent consideration, prior-year self-insurance adjustments, acquisition and integration related costs, legal costs and other settlements, as well as transformation initiative costs.

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Wednesday, March 12, 2025, at 8:30 AM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international) approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately three hours after the webcast through March 26, 2025, and can be accessed by dialing (844) 512-2921 and then entering ID #13751302. A replay link of the webcast will also be archived on the ABM website for 90 days.

About ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility, engineering, and infrastructure solutions. Every day, our over 100,000 team members deliver essential services that make spaces cleaner, safer, and efficient, enhancing the overall occupant experience.

ABM serves a wide range of market sectors including commercial real estate, aviation, mission critical, and manufacturing and distribution. With over $8 billion in annual revenue and a blue-chip client base, ABM delivers innovative technologies and sustainable solutions that enhance facilities and empower clients to achieve their goals. Committed to creating smarter, more connected spaces, ABM is investing in the future to meet evolving challenges and build a healthier, thriving world. ABM: Driving possibility, together.

For more information, visit www.abm.com

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: our success depends on our ability to gain profitable business despite competitive market pressures; our results of operations can be adversely affected by labor shortages, turnover, and labor cost increases; we may not be able to attract and retain qualified personnel and senior management we need to support our business; investments in and changes to our businesses, operating structure, or personnel relating to our ELEVATE strategy, including the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; our ability to preserve long-term client relationships is essential to our continued success; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; our international business involves risks different from those we face in the United States that could negatively impact our results of operations and financial condition;

decreases in commercial office space utilization due to hybrid work models and increases in office vacancy rates could adversely affect our financial condition; negative changes in general economic conditions, such as recessionary pressures, high interest rates, durable and non-durable goods pricing, changes in energy prices, or changes in consumer goods pricing, could reduce the demand for services and, as a result, reduce our revenue and earnings and adversely affect our financial condition; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; our ongoing implementation of new enterprise resource planning (“ERP”) and related boundary systems could adversely impact our ability to operate our business and report our financial results; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; we are subject to extensive legal and regulatory requirements, which could limit our profitability by increasing the costs of legal and regulatory compliance; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; future increases in the level of our borrowings and interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, pandemics, and terrorist attacks could disrupt our services; and actions of activist investors could disrupt our business. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and net income per diluted share as adjusted for items impacting comparability for the first quarter of fiscal years 2025 and 2024. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization, and excluding items impacting comparability (adjusted EBITDA) for the first quarter of fiscal years 2025 and 2024. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenue excluding management reimbursement. We cannot provide a reconciliation of forward-looking non-GAAP adjusted EBITDA margin measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. The Company has also presented Free Cash Flow which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

We round amounts to millions but calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

Contact:
Investor Relations:	Paul Goldberg
(212) 297-9721
ir@abm.com

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended January 31,
(in millions, except per share amounts)	2025	2024	Increase / (Decrease)
Revenues	$ 2,114.9	$ 2,069.6	2.2%
Operating expenses	1,855.1	1,826.3	1.6%
Selling, general and administrative expenses	169.0	154.6	9.3%
Amortization of intangible assets	13.3	14.6	(9.4) %
Operating profit	77.6	74.1	4.7%
Income from unconsolidated affiliates	0.8	1.3	(39.9) %
Interest expense	(22.9)	(21.3)	(7.1) %
Income before income taxes	55.5	54.0	2.8%
Income tax provision	(11.9)	(9.3)	(27.5) %
Net income	$ 43.6	$ 44.7	(2.4) %
Net income per common share
Basic	$ 0.69	$ 0.70	(1.4) %
Diluted	$ 0.69	$ 0.70	(1.4) %
Weighted-average common and common equivalent shares outstanding
Basic	62.7	63.5
Diluted	63.2	63.9
Dividends declared per common share	$ 0.265	$ 0.225

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended January 31,
(in millions)	2025	2024
Net cash used in operating activities	$ (106.2)	$ (0.1)
Additions to property, plant and equipment	(16.7)	(13.6)
Purchase price adjustment	1.9	—
Other	0.4	0.5
Net cash used in investing activities	$ (14.4)	$ (13.1)
Taxes withheld from issuance of share-based compensation awards, net	(10.7)	(9.5)
Repurchases of common stock, including excise taxes	(21.3)	—
Dividends paid	(16.4)	(14.1)
Borrowings from debt	579.9	301.0
Repayment of borrowings from debt	(373.0)	(284.1)
Changes in book cash overdrafts	(40.6)	8.2
Repayment of finance lease obligations	(1.1)	(1.0)
Net cash provided by financing activities	$ 116.9	$ 0.5
Effect of exchange rate changes on cash and cash equivalents	(1.8)	1.2

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in millions)	January 31, 2025	October 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$ 59.0	$ 64.6
Trade accounts receivable	1,549.7	1,384.1
Costs incurred in excess of amounts billed	135.5	162.1
Prepaid expenses	97.5	103.2
Other current assets	79.8	74.8
Total current assets	1,921.5	1,788.7
Other investments	31.5	30.8
Property, plant and equipment	153.8	150.7
Right-of-use assets	102.1	101.2
Other intangible assets, net of accumulated amortization	268.9	282.4
Goodwill	2,568.8	2,575.9
Other noncurrent assets	170.8	167.5
Total assets	$ 5,217.4	$ 5,097.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, net	$ 31.6	$ 31.6
Trade accounts payable	314.0	324.3
Accrued compensation	184.3	295.6
Accrued taxes—other than income	45.9	56.2
Deferred Revenue	60.1	63.7
Insurance claims	202.3	197.5
Income taxes payable	13.7	4.8
Current portion of lease liabilities	27.7	26.6
Other accrued liabilities	381.6	348.2
Total current liabilities	1,261.0	1,348.4
Long-term debt, net	1,509.3	1,302.2
Long-term lease liabilities	91.4	92.0
Deferred income tax liability, net	60.0	60.2
Noncurrent insurance claims	426.8	421.8
Other noncurrent liabilities	85.9	86.8
Noncurrent income taxes payable	3.8	3.8
Total liabilities	3,438.2	3,315.2
Total stockholders’ equity	1,779.2	1,781.9
Total liabilities and stockholders’ equity	$ 5,217.4	$ 5,097.2

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended January 31,		Increase/ (Decrease)
(in millions)	2025	2024
Revenues
Business & Industry	$ 1,022.9	$ 1,033.1	(1.0) %
Manufacturing & Distribution	394.3	400.9	(1.6) %
Aviation	270.1	249.5	8.2%
Education	225.3	220.1	2.4%
Technical Solutions	202.3	165.9	21.9%
Total Revenues	$ 2,114.9	$ 2,069.6	2.2%
Operating profit
Business & Industry	$ 79.4	$ 79.6	(0.3) %
Manufacturing & Distribution	39.4	41.3	(4.8) %
Aviation	12.2	9.7	25.9%
Education	14.0	12.7	9.9%
Technical Solutions	16.6	6.6	NM*
Corporate	(83.2)	(74.7)	(11.4) %
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(0.8)	(1.3)	39.9%
Total operating profit	77.6	74.1	4.7%
Income from unconsolidated affiliates	0.8	1.3	(39.9) %
Interest expense	(22.9)	(21.3)	(7.1) %
Income before income taxes	55.5	54.0	2.8%
Income tax provision	(11.9)	(9.3)	(27.5) %
Net income	$ 43.6	$ 44.7	(2.4) %

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in millions, except per share amounts)

	Three Months Ended January 31,
	2025	2024
Reconciliation of Net Income to Adjusted Net Income
Net income	$ 43.6	$ 44.7
Items impacting comparability(a)
Prior year self-insurance adjustment(b)	—	5.3
Legal costs and other settlements	4.8	—
Acquisition and integration related costs(c)	3.4	1.4
Transformation initiative costs(d)	8.3	7.0
Other	—	0.8
Total items impacting comparability	16.4	14.5
Income tax benefit (e)(f)	(4.7)	(4.4)
Items impacting comparability, net of taxes	11.7	10.1
Adjusted net income	$ 55.3	$ 54.8

	Three Months Ended January 31,
	2025	2024
Reconciliation of Net Income to Adjusted EBITDA
Net Income	$ 43.6	$ 44.7
Items impacting comparability	16.4	14.5
Income taxes provision	11.9	9.3
Interest expense	22.9	21.3
Depreciation and amortization	25.9	26.9
Adjusted EBITDA	$ 120.6	$ 116.7

Net Income margin as a % of revenues	2.1%	2.2%

	Three Months Ended January 31,
	2025	2024
Revenues Excluding Management Reimbursement
Revenue	$ 2,114.9	$ 2,069.6
Management Reimbursement	(82.0)	(80.1)
Revenues excluding management reimbursement	$ 2,032.9	$ 1,989.5

Adjusted EBITDA margin as a % of revenues excluding management reimbursement	5.9%	5.9%

	Three Months Ended January 31,
	2025	2024
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net income per diluted share	$ 0.69	$ 0.70
Items impacting comparability, net of taxes	0.19	0.16
Adjusted net income per diluted share	$ 0.87	$ 0.86
Diluted shares	63.2	63.9

	Three Months Ended January 31,
	2025	2024
Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
Net cash used in operating activities	$ (106.2)	$ (0.1)
Additions to property, plant and equipment	(16.7)	(13.6)
Free cash flow	$ (122.9)	$ (13.7)

(a) The Company adjusts income to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) Represents the net adjustments to our self-insurance reserve for general liability, workers’ compensation, automobile and health insurance claims related to prior period accident years. Management believes these prior period reserve changes do not illustrate the performance of the Company’s normal ongoing operations given the current year's insurance expense is estimated by management in conjunction with the Company's outside actuary to take into consideration past history and current costs and regulatory trends. Once the Company develops its best estimate of insurance expense premiums for the year, the Company fully allocates such costs out to the business leaders to hold them accountable for the current year costs within operations. However, since these prior period reserve changes relate to claims that could date back many years, current management has limited ability to influence the ultimate development of the prior year changes. Accordingly, including the prior period reserve changes in the Company's current operational results would not depict how the business is run as the Company holds its management accountable for the current year’s operational performance. The Company believes the exclusion of the self-insurance adjustment from net income is useful to investors by enabling them to better assess our operating performance in the context of current year profitability. For the three months ended January 31, 2025, and 2024, our self-insurance general liability, workers’ compensation, and automobile insurance claims related to prior period accident years increased by $0 million and $5.3 million, respectively.

(c) Represents primarily integration related costs associated with recent acquisitions.

(d) Represents discrete transformational costs that primarily consist of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(e) The Company's tax impact is calculated using the federal and state statutory rate of 28.11% for FY2025 and FY2024. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(f) Three months ended January 31, 2025 and 2024 include a $0.1 million and a $0.3 million benefit for uncertain tax positions with expiring statues, respectively.